Exhibit 10.30
NRG YIELD, INC. 2013 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT GRANT _______________________________________________________________________

%%FIRST_NAME%-% %%LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-%
Congratulations on your selection as a Participant under the NRG Yield, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”). You have been chosen to receive Restricted Stock Units (“RSUs”) under the Plan. This Notice of Restricted Stock Unit Grant (the “Grant Notice”) and the attached Restricted Stock Unit Agreement (collectively referred to as the “Agreement”) constitute an agreement between you and NRG Yield, Inc. (the “Company”) pursuant to Section 8 of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Plan. You are sometimes referred to as the “Participant” in this Agreement.
%%FIRST_NAME%-% %%LAST_NAME%-%, is hereby granted RSUs as follows:

Date of Grant:	%%OPTION_DATE,’Month DD, YYYY’%-%
Vesting Commencement Date:	Date of Grant
Vesting Period:	Please refer to Section 2 of this Agreement
Total Number of RSUs:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Subject to Section 8 of this Agreement, if you do not remain an employee of the Company at all times during the Vesting Period, this Award shall terminate, and you will not be entitled to any Class C Common Stock underlying the RSUs or any dividend equivalents that may have accrued with respect thereto.
If you disagree with any of the terms of this Award or choose not to accept this Award, please contact Peter Johnson at xxx-xxx-xxxx within 45 days of the Date of Grant. Otherwise, you will be deemed to have accepted this Award under the terms and conditions set forth in this Agreement and the Plan.

NRG YIELD, INC. 2013 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT ________________________________________________________________
This Restricted Stock Unit Agreement, dated as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant (the “Grant Notice,” and together with this Restricted Stock Unit Agreement, the “Agreement”) to which this Agreement is attached, is made between NRG Yield, Inc. (the “Company”) and the Participant, as set forth in the Grant Notice. The Grant Notice is included in, and made part of, this Agreement.

1.	Grant of RSUs
Subject to the provisions of this Agreement and the provisions of the NRG Yield, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth in the Grant Notice.

2.	Vesting Schedule
Provided that you have been continuously employed by the Company during the vesting period, the RSUs will vest one-third each year beginning on the first anniversary of the Date of Grant. For the avoidance of doubt, the vesting period for the second and third portions of the RSUs begins when the previous one-third portion of the RSUs has completed vesting.

3.	Conversion of RSUs and Issuance of Shares
As soon as reasonably practicable following vesting of the RSUs, subject to satisfaction of applicable tax withholding obligations in accordance with Section 12(g), the Company shall cause to be paid to the Participant one (1) share of NRG Yield, Inc. Class C Common Stock for each RSU that vests on such vesting date, provided, however, that if the Participant incurs a Termination of Service as described in Section 8, then such payment shall be made within sixty (60) days after the vesting date described in the applicable subsection of Section 8, and, in accordance with Section 12(g), the Fair Market Value of the RSUs shall be determined as of such vesting date, less applicable taxes.
Notwithstanding the foregoing provisions of this Section 3 to the contrary, if at the time of the Participant’s separation from service within the meaning of Code Section 409A, the Participant is a “specified employee” within the meaning of Code Section 409A, any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service, shall be delayed, and payment shall be made in full upon the earlier of (a) a date during the thirty-day period commencing six (6) months and one (1) day following such separation from service and (b) the date of the Participant’s death.

4.	Dividend Equivalent Rights
Cash dividends on shares of Class C Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant; provided that such cash dividends shall be deemed to be reinvested in shares of Class C Common Stock immediately following the time declared at the then Fair Market Value of the Class C Common Stock and shall vest and be paid at the same time that the shares of Class C Common Stock underlying the RSUs vest and are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Class C Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant; provided that such stock dividends shall vest and be paid at the same time that the shares of Class C Common Stock underlying the RSUs vest and are delivered to the Participant in accordance with the provisions hereof. Notwithstanding the foregoing, in the event that there are insufficient shares of Class C Common Stock available in the Plan to settle the accrued dividends in shares of Class C Common Stock, such shares of Class C Common Stock shall be settled in cash in an amount equal to the Fair Market Value of such shares of Class C Common Stock at the time of settlement. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Class C Common Stock underlying any RSU unless and until the Participant has become the holder of record of such shares.

5.	Transfer of RSUs

Unless otherwise permitted by the Committee or Section 16 of the Plan, the RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Section 5 and Section 16 of the Plan shall be void.

6.	Status of Participant
The Participant shall not be, and, except as otherwise provided herein, shall not have rights as, a stockholder of the Company with respect to any of the shares of Class C Common Stock subject to this Award, unless the Award has vested and shares of Class C Common Stock underlying the RSUs have been issued and delivered to the Participant. The Company shall not be required to issue or transfer any certificates for shares of Class C Common Stock upon vesting of the Award until all applicable requirements of law have been complied with and such shares have been duly listed on any securities exchange on which the Class C Common Stock may then be listed.

7.	No Effect on Capital Structure
This Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

8.	Expiration and Forfeiture of Award
This Award shall vest and/or expire in the circumstances described in this Section 8. As used herein, “Termination of Service” means termination of a Participant’s employment by, or service to, the Company, including any of its Affiliates.

(a)	Death
Upon a Termination of Service by reason of death, the Award shall vest in full and the Class C Common Stock underlying the RSUs shall be issued and delivered to the Participant's legal representatives, heirs, legatees, or distributees in accordance with Section 3.

(b)	Retirement
Upon a Termination of Service in the event of Retirement, the Award shall continue to vest according to the vesting schedule; provided that Retirement occurs more than twelve (12) months following the Date of Grant. Upon vesting, the Award shall be issued and delivered to the Participant in accordance with Section 3.

(c)	Disability
Upon a Termination of Service as a result of Disability, the Award shall vest in full, and the Class C Common Stock underlying the RSUs shall be issued and delivered to the Participant in accordance with Section 3.

(d)	Change in Control
Notwithstanding anything in this Section 8 to the contrary, if the Company terminates the Participant’s employment without Cause in connection with a Change in Control, the RSUs shall vest in full immediately upon the later of such Change in Control or such termination of employment.  Upon vesting, the Award shall be issued and delivered to the Participant in accordance with Section 3. The Company’s termination of the Participant’s employment may be treated as being in connection with a Change in Control only if such termination occurs during the period beginning six (6) months prior to the Change in Control and ending twelve (12) months following the Change in Control.

(e)	Eligible Termination
Upon a Termination of Service by reason of an Eligible Termination (as defined below), the Award shall vest in full on the fifteenth (15th) day of the month that follows the month in which the Release (as defined below) becomes irrevocable; provided, that in the event the aggregate consideration and revocation period applicable to the Release spans two (2) calendar years, vesting of the Award shall occur in the second calendar year. Notwithstanding the foregoing, in the event the Release becomes irrevocable in December, the Award shall vest on December 31. Upon vesting, the Award shall be issued and delivered to the Participant in accordance with Section 3.

For purposes of this Section 8(e), “Eligible Termination” means an involuntary Termination of Service in connection with the sale of a business segment, restructuring or reduction in workforce. In order to be deemed an Eligible Termination, the Participant must execute and not revoke a general release of claims in favor of the Company in a form and with terms and conditions drafted by and acceptable to the Company, which is executed, and not revoked, by the Participant as a condition to receiving the benefit described herein (the “Release”). For the avoidance of doubt: (i) an involuntary Termination of Service by reason of a Change in Control, Cause, death, or Disability is not an Eligible Termination and (ii) in the event an Eligible Termination occurs and the Participant also meets the requirements for Retirement, the Award shall vest in accordance with Section 8(b).

(f)	Termination of Service other than as a result of Death, Retirement, Disability, Change in Control or Eligible Termination
Upon a Termination of Service by any reason other than death, Retirement, Disability, Eligible Termination or in connection with a Change in Control, including, without limitation, as a result of retirement or disability that does not meet the requirements set forth in the definitions of such terms in the Plan, voluntary resignation or termination for Cause, any unvested portion of this Award shall expire and be forfeited to the Company.

(g)	Clawback as a result of misconduct
Unless otherwise determined by the Committee, if the Company is required to prepare a material restatement of its financial statements as a result of misconduct, and the Committee determines that the Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or acted knowingly or with gross negligence in failing to prevent the misconduct, or the Committee concludes that the Participant engaged in willful fraud, embezzlement or other similar activity (including acts of omission) materially detrimental to the Company, the Company may require the Participant (or the Participant’s beneficiary) to reimburse the Company for all or any portion of this Award, and/or to forfeit the proceeds of any sale (including any sales to the Company) of any Company securities acquired by or on behalf of the Participant (or the Participant’s beneficiary) pursuant to the Award granted under this Agreement during the 12-month period following the first public filing of the financial document requiring restatement or during the 12-month period following the date of the Participant’s misconduct.

9.	Committee Authority
Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Any decisions by the Committee regarding the Plan or this Agreement shall be final and binding.

10.	Plan Controls
The terms of this Agreement are governed by the terms of the Plan, as it exists on the Date of Grant and as the Plan may be amended from time to time thereafter. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control.

11.	Limitation on Rights; No Right to Future Grants
By entering into this Agreement and accepting this Award, the Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time, as provided in the Plan; provided that, except as provided in Section 24 of the Plan, no amendment to this Agreement shall adversely affect in a material manner the Participant’s rights under this Agreement without his or her written consent; (b) the grant of this Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the value of this Award is an extraordinary item that is outside the scope of the Participant's employment contract, if any, unless expressly provided for in any such employment contract; (f) this Award is not part of normal or expected compensation for any purpose, including, without limitation, for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant will have no entitlement to compensation or damages as a consequence of any forfeiture of any portion of this Award pursuant to Section 8; (g) the future value of the Class C Common Stock subject to this Award is unknown and cannot be predicted with certainty, (h) neither the Plan, this Award nor the issuance of the shares of Class C Common Stock underlying this Award confers upon the Participant any right to continue in the employ or service of (or any other relationship with) the Company or any Subsidiary, nor do they limit in any respect the right of the Company or any Subsidiary to terminate the Participant’s employment or other relationship with the Company or any Subsidiary, as the case may be, at any time with or without Cause, and (i) the grant of this Award will not be interpreted to form an employment relationship with the Company or any Subsidiary; and furthermore, the grant of this Award will not be interpreted to form an employment contract with the Company or any Subsidiary.

12.	General Provisions

(a)	Notice
Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address set forth in this Agreement. Any notice delivered electronically shall be deemed to be delivered when transmitted and receipt is confirmed. Notices delivered to the Participant in person or by mail shall be addressed to the address for the Participant in the records of the Company. Notices delivered to the Company in person or by mail shall be addressed as follows:
Company:    NRG Yield, Inc.
Attn: Deputy General Counsel & Corporate Secretary
804 Carnegie Center
                Princeton, NJ 08450
The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices.

(b)	No Waiver
No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c)	Undertaking
The Participant hereby agrees to take whatever additional action, and execute whatever additional documents, the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Award pursuant to the express provisions of this Agreement.

(d)	Entire Contract
This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will, in all respects, be construed in conformity with the express terms and provisions of the Plan.

(e)	Successors and Assigns
The provisions of this Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law.

(f)	Securities Law Compliance

The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Class C Common Stock underlying this Award. The Company intends to maintain this registration statement but has no obligation to the Participant to do so. If the registration statement ceases to be effective, the Participant will not be able to transfer or sell shares of Class C Common Stock issued pursuant to this Award, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. Participant agrees that any resale of the shares of Class C Common Stock issued pursuant to this Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Class C Common Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.

(g)	Taxes
The Participant acknowledges that the removal of restrictions with respect to RSUs will give rise to a withholding tax liability and that no shares of Class C Common Stock are issuable hereunder until such withholding obligation is satisfied in full. The Participant agrees to remit to the Company the amount of any taxes required to be withheld. The Committee, in its sole discretion, may permit the Participant to satisfy all or part of such tax obligation by (i) withholding the number of shares of Class C Common Stock otherwise issuable to the Participant hereunder and/or (ii) the Participant transferring to the Company unrestricted shares of Class C Common Stock previously owned by the Participant for at least six (6) months prior to the vesting of the Award hereunder, that have a Fair Market Value equal to the amount of the withholding to be credited. Such value shall be based on the Fair Market Value of the Class C Common Stock as of the date the amount of tax to be withheld is determined.

(h)	Confidentiality
As partial consideration for the granting of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

(i)	Governing Law
Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(j)	Code Section 409A Compliance
To the extent that the Committee determines that the Award granted under this Agreement is subject to Section 409A of the Code and fails to comply with the requirements of such Section, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace this Award in order to cause the Award to either not be subject to Section 409A of the Code or comply with the applicable provisions of such Section.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the Date of Grant.

NRG YIELD, INC.

Name:	Christopher Sotos
Title:	President & CEO